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                                                                  EXHIBIT (d)(2)

                            CONFIDENTIALITY AGREEMENT

BETWEEN

                  DevX Energy, Inc., a Delaware corporation, having an office at 13670 Noel Road, Suite 1030, Dallas, TX 75240-7336 (fax 972-233-9575)
                  (Hereinafter referred to as "DEVX")

AND

                   Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, TX 77034 (fax: 972-668-
                   8882)
                   (Hereinafter referred to as "COMSTOCK")

     WHEREAS, the parties wish to explore possible merger or acquisition transactions ("Transaction");

     AND WHEREAS, DEVX has agreed to make available to COMSTOCK certain Confidential Information (as hereinafter defined) pursuant to the terms of this agreement.

     THEREFORE, in consideration of and to induce DEVX to provide such Confidential Information, COMSTOCK agrees to treat all Confidential Information supplied by DEVX in accordance with the provisions of this agreement.

1. Confidential Information shall mean all written, computer readable or other tangible forms of information, documents, memoranda, or other materials pertaining to and prepared by or on behalf of DEVX, or any of its respective subsidiaries and affiliates, or any of the business, properties and assets thereof, including, without limitation, production reports, reserve reports, exploration programs or targets, workover programs, capital expenditures, proposed or ongoing property acquisitions or divestments, employee lists and evaluation reports and financial and performance reports, plans or projections.

2. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public as a result of an authorized disclosure by a party, or (ii) is or becomes available to COMSTOCK on a non-confidential basis from another source provided that such source is not bound by a confidentiality agreement with or other obligation or secrecy to or for the benefit of DEVX.

3. COMSTOCK agrees to utilize the Confidential Information only for the purpose of evaluating a Transaction between the parties and preparing proposals with respect thereto and shall protect the confidentiality of the Confidential Information with the same degree of care, but in any case no less than a reasonable standard of care, as it uses to protect its own Confidential Information. COMSTOCK shall bear its own risk and cost of evaluating the Confidential Information.

4. COMSTOCK shall not disclose the Confidential Information to any third party, except (i) to its employees and third party consultants on a need-to-know basis, or (ii) pursuant to an express written authorization by DEVX, or (iii) pursuant to an order of a court of competent jurisdiction or other judicial or quasi-judicial body. COMSTOCK shall immediately notify DEVX of any court process or other legal or administrative proceeding under which it may become liable to disclose any Confidential Information and will use its best efforts to cooperate with and assist DEVX to make whatever representations it may deem appropriate to contest or appeal such orders provided that all such contests or appeals shall be at the expense of DEVX.


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5.   COMSTOCK shall direct all employees and third party consultants to whom it provides access to Confidential Information not to disclose such Confidential Information or the fact that any discussions or negotiations are taking place between the parties and shall remain liable for any unauthorized disclosure or use of Confidential Information by such employees or third party consultants notwithstanding such direction.

6. The restrictions on use and disclosure of the Confidential Information set out herein shall continue for two (2) years from the date hereof regardless of whether the parties enter into a definitive agreement concerning a Transaction.

7. The parties further acknowledge and agree that, except with respect to the matters specifically addressed in this agreement, unless and until they execute and deliver a definitive agreement concerning a Transaction, (i) neither of them is under any obligation whatsoever with respect to each other whether by virtue of this agreement or any other understanding or agreement, either written or oral, and (ii) DEVX may, without prior or any notice to COMSTOCK, make, entertain or solicit similar offers from one or more third parties or conduct any process with respect thereto as either in its sole discretion may determine, including without limitation, the negotiation or execution of preliminary or definitive agreements to the exclusion of COMSTOCK, provided that COMSTOCK shall not, for a period of two (2) years from the date hereof, participate directly or indirectly in any transaction pertaining to any publicly traded securities of DEVX that has not been approved of by the Board of Directors of DEVX.

8. COMSTOCK agrees that upon written request from DEVX all Confidential Information furnished by DEVX and any copies thereof will be immediately returned to DEVX, or with DEVX's written agreement, will be destroyed by COMSTOCK.

9. This agreement shall be governed by the laws of the State of Texas. The language used in this agreement shall be deemed to have been mutually chosen by the parties to express their mutual intent.

10. COMSTOCK agrees that the unauthorized release of Confidential Information of DEVX will cause irreparable harm to DEVX and any breach of this agreement may be restrained by interim or permanent injunction and COMSTOCK waives any requirement on DEVX to prove balance of convenience or actual harm or to post security in support of any such injunction application.

11. In the event that a court of competent jurisdiction determines that any portion of this agreement is unenforceable, such court may reform such portions in a manner consistent with the intent of the parties, but in any event the remainder of the agreement shall continue in full force and effect.

12. This agreement may be executed by telefax and in two (2) or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one (1) agreement.

AGREED TO AND ACCEPTED this 16th day of January, 2001.

DevX Energy, Inc.                          Comstock Resources, Inc.


/s/ Edward J. Munden                       /s/ Michael W. Taylor
--------------------                       ---------------------
By:      Edward J. Munden                  By:      Michael W. Taylor
Title:   President and CEO                 Title:   Vice President - Corporate
                                                    Development



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